Letter to Stockholders of Record

                                GSE Systems, Inc.

                                [ ] Common Shares
                      Initially Offered Pursuant to Rights
                         Distributed to Stockholders of
                                GSE Systems, Inc.


Dear Stockholders:

         This letter is being distributed to all holders of Common Stock (the 'Common Stock') of record on [ ], 2001 (the 'Record Date'), of GSE Systems, Inc. ('GSE Systems'), in connection with a distribution of rights (the 'Rights') to acquire additional shares of Common Stock (the 'Shares'), at a subscription price of $2.53 per Share as described in the Prospectus dated [ ____________ ], 2001.

         Each beneficial owner of shares of the Common Stock is entitled to receive 0.711 Rights for each share of Common Stock owned as of the Record Date, and to purchase one (1) share of Common Stock for each Right held. No fractional Rights have been granted; if a fractional Right would have been calculated for a holder as a result of the ratio described above, the number of Rights granted to such holder has been rounded up to the nearest whole Right.

         Enclosed are copies of the following documents:

          1. The Prospectus;

          2. The Subscription Warrant;

          3. The 'Instructions as to Use of GSE Systems, Inc. Subscription Warrant' (including Guidelines For Certification of Taxpayer Identification Number on Substitute Form W-9);

          4. A Notice of Guaranteed Delivery for Subscription Warrants issued by GSE Systems, Inc.; and

          5. A return envelope addressed to Continental Stock Transfer & Trust Company, the Subscription Agent.

         Your prompt action is requested. The Rights will expire at 5:00 P.M., Eastern Time, on [ ______________ ], 2001, unless extended by GSE Systems (the 'Expiration Date').

         To exercise the Rights, a properly completed and executed Subscription Warrant (or Notice of Guaranteed Delivery) and payment in full for all of the Rights exercised must be delivered to Continental Stock Transfer & Trust Company, the Subscription Agent, as indicated in the Prospectus prior to 5:00 P.M., Eastern Time, on the Expiration Date.

         Additional copies of the enclosed materials may be obtained from:

                                  Gill Grady
                                  Sr. Vice President, Investor Relations
                                  GSE Systems, Inc.
                                  9189 Red Branch Road
                                  Columbia, MD  21045
                                  Phone 1-800-638-7912 or (410) 772-3500
                                  Fax:  (410) 772-3599
                                  Email: investor@gses.com

                                                     Very truly yours,

                                                     GSE SYSTEMS, INC.


BA3#186034